Exhibit 12.1

Charles River Laboratories, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In millions, except ratio data)

                                                                                                                 Pro Forma
                                                                                                           ------------------------
                                                                                 Nine Months  Nine Months  Fiscal Year  Fiscal Year
                                                                                    Ended        Ended        Ended        Ended
                               12/31/94  12/30/95  12/28/96  12/26/97  12/26/98  09/26/1998   09/25/1999     12/26/98     12/26/98
                               --------  --------  --------  --------  --------  -----------  -----------  -----------  -----------
Income before income taxes**   $ 20,822   27,773    26,134    23,839    37,501      29,739      36,855           644        6,862

Fixed charges:
  Interest expense                  464      768       491       501       421         311         207        35,013       28,330
  Amortization of deferred
    financing costs                  --       --        --        --        --          --          --         1,523        1,142
  1/3 rent from operating
    leases                          531      781       981     1,037     1,091         876         921         1,091          921
                               --------   ------   -------    ------    ------      ------      ------        -------------------
  Total fixed charges          $    995    1,549     1,472     1,538     1,512       1,187       1,128        37,627       30,393
                               -----------------------------------------------------------------------        -------------------

Earnings + fixed charges       $ 21,617   29,322    27,606    25,377    39,013      30,926      37,983        38,271       37,255
                               -----------------------------------------------------------------------        -------------------
Ratio of earnings to fixed
  charges                          21.9     18.9      18.8      16.5      25.6        26.1        33.7           1.0          1.2
                               =======================================================================        ===================



**Includes earnings from equity investments less minority interest
